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                                                     EXHIBIT 99(a)

CONTACT:   Jon Senderling - EDS
           (972) 605-6790
           jsenderling@cps.cio.eds.com


For release Tuesday, November 5, 1996

EDS CITES PROSPECTS FOR CONTINUED STRONG GROWTH,
CLARIFIES 1996 FOURTH-QUARTER EXPECTATIONS

PLANO, Texas -- EDS told financial analysts today that the company's business fundamentals and long-term growth prospects remain strong and clarified factors underlying its earlier disclosure regarding revenue and earnings growth in the fourth quarter of this year and early 1997. The disclosure was made last month when the company announced that its third-quarter revenues rose 16.2 percent and net income increased 8.4 percent.

Speaking at a Salomon Brothers conference in New York, EDS Chief Financial Officer Jody Grant estimated that the impact of three factors on the company's 1996 fourth-quarter results would be $0.06 to $0.08 per share. Those factors include reduced discretionary spending on non-mission-critical items by the U.S. Department of Defense, which the company believes to be temporary; receivables due from an EDS customer currently in bankruptcy proceedings; and the impact of slower new contract signings in the first six months of 1996.

Based on the above, Grant indicated that the global information services company was comfortable with 1996 earnings estimates of $2.07 to $2.09 per share, prior to a previously announced, one-time charge and costs related to its split-off from General Motors Corporation.

Grant reiterated that EDS signed new business totaling a strong $2.81 billion in this year's third quarter. In addition, the company has a business backlog of more than $75 billion and a full new-business pipeline.

"Demand for information technology (IT) services worldwide is projected to grow at more than 14 percent annually for the next several years," Grant noted. "In addition to traditional outsourcing, more and more companies are recognizing the power of IT to improve their business processes and performance. As a result, demand is growing for a whole new

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generation of services, and EDS is leading the way with new offerings such as its CoSourcing service, electronic-market services and a variety of process-outsourcing opportunities. Clearly, the future of this business is robust, and we're confident that EDS will continue to be a leader in developing innovative solutions for our customers."

This news release contains forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those outlined in this release, including but not limited to EDS' ability to implement cost savings from its restructuring on a timely basis; to customer spending patterns being in line with those projected by EDS; and to other risk factors outlined in EDS' Registration Statement on Form S-3 declared effective by the SEC on July 16, 1996.

EDS is a leader in the global information services industry. An independent, publicly owned company, its stock is traded on the New York Stock Exchange and the London Stock Exchange. The company's more than 95,000 employees specialize in applying a range of ideas and technologies to help business and government customers improve their economics, products, services and customer relationships. EDS, which serves customers in 42 countries, reported revenues of $12.4 billion in 1995. EDS can be visited via the Internet at http://www.eds.com.




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